Resolve Staffing Files Application for Listing on American Stock Exchange

Cincinnati, OH - Resolve Staffing (OTCBB: RSFF), a national provider of Human Resource Outsourcing (HRO) services, today announced its application for listing on the American Stock Exchange. The Company has spoken to representatives at the AMEX and anticipates the approval process will take approximately 10 weeks. Therefore, Resolve hopes to receive approval for its listing sometime in early 2007.

Ron Heineman, Chief Executive Officer, commented, “It has been our goal since we started this company to obtain an AMEX listing. With the ELS merger now complete, Resolve feels that with our current size and growth rate we need to take the next step within the investment community. The company has been approached my numerous institutional investors, mutual funds, stock brokers, and others who will greatly benefit by Resolve moving to the AMEX. It will allow for more liquidity, as larger traders who before could not trade our stock will now be allowed since we will be on a major exchange. There is no guarantee that we will be accepted, but we feel with our current stock price, market cap, growth rate, and very large top line and growing bottom line numbers that we will be an excellent fit for the American Stock Exchange. We also feel this is a big step for all of our current shareholders as this will bring a lot more eyes to our stock which we feel has a lot of upside potential.”

Resolve has experienced tremendous growth in 2006, and the business continues to grow. With the recently completed merger with ELS, Resolve Staffing is laying the groundwork for tremendous success. Resolve has grown from a single location firm to a national firm with 74 offices from coast-to-coast. Resolve expects to generate Sales in excess of $120 million for 2006. Moreover, with ELS, Resolve's current Non-GAAP Sales run rate for 2007 is approximately $480 million ($240 million GAAP). As Resolve moves forward, and as operational efficiencies are increased, the Company expects both revenues and profitability to continue to increase.

About Resolve Staffing, Inc.

Resolve Staffing has 74 staffing offices, reaching from New York to California, and employs over 4,000 temporary employees per week. Moreover, with the merger with ELS (www.elshr.com), Resolve now manages a PEO payroll of over 10,000 worksite employees in over 40 states with operations and service centers throughout the country. Resolve Staffing now provides turn key human resource management services to help its small-business clients tackle increased complexities associated with the employment aspect of their businesses. These services include payroll processing, employee benefits and administration, workers' compensation coverage, effective risk management and workplace safety programs. Resolve also provides a full range of supplemental staffing and outsourced solutions, including solutions for temporary, temporary-to-hire, or direct hire staffing in the medical, trucking, garment, clerical, office administration, customer service, professional and light industrial categories. For additional information on Resolve Staffing visit our website www.resolvestaffing.com.

Statements contained in this news release, other than those identifying historical facts, constitute 'forward-looking statements' within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company's future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

Contact:
Resolve Staffing, Inc.
Don Quarterman
248-444-3332
ir@resolvestaffing.com